Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GOENERGY, INC.", CHANGING ITS NAME FROM "GOENERGY, INC." TO "WIZARD WORLD, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF DECEMBER, A.D. 2010, AT 4:52 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE 1793 DELAWARE 1853

Jeffrey W. Bullock, Secretary of State

3386812 8100

101153372

AUTHENTICATION: 8403249

DATE: 12-06-10

You may verify this certificate online
at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
GoENERGY, INC.

GoENERGY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify, pursuant to Section 242 of the General Corporation Law of the State of Delaware, that:

1.           The name of the corporation is GoEnergy, Inc. (the “Corporation”).

2.           The Board of Directors of the Corporation, by resolutions duly adopted, declared it advisable that the Certificate of Incorporation of the Corporation be amended in order to change the name of the Corporation to “Wizard World, Inc.”

3.           The Certificate of Incorporation is hereby amended by striking out paragraph FIRST thereof and substituting in lieu of said paragraph the following new paragraph FIRST:

“FIRST.  The name of this corporation shall be:

WIZARD WORLD, INC.”

4.           The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on December 6, 2010.

By:	/s/ Gareb Shamus
Name: Gareb Shamus
Title: President and Chief Executive Officer